Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into between Jeffrey A. Beunier ("Employee") on the one hand, and Recovery Energy, Inc., a Nevada corporation, together with each of its successors, subsidiaries, affiliates, directors, officers, shareholders, agents and employees (collectively "Company") on the other hand.  The Employee and the Company are jointly referred to as the “Parties."

WHEREAS, Employee has been employed by the Company as President and Chief Financial Officer pursuant to the terms of that certain Second Amended and Restated Employment Agreement dated December 20, 2010 (the “Employment Agreement”);

WHEREAS, Employee has also been a member of the Company's board of directors; and

WHEREAS, Employee voluntarily resigned from those positions effective Monday April 11, 2011; and

WHEREAS, the Parties desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment with the Company and separation from the Company.

NOW THEREFORE, for and in consideration of the mutual agreements, representations, covenants and warranties recited herein, the Parties agree as follows:

1. Separation.  The Employee's employment with the Company terminated upon Employee's resignation, April 11, 2011 (the "Separation Date").

2. Effective Date.  The effective date of this Agreement is the eighth day after the date on which Employee executes this Agreement, but no later than May 16, 2011 ("Effective Date"), unless earlier revoked as provided below

3. Discretionary Benefits.  The Company agrees to accept the Employee's resignation and further to provide Employee the following benefits (collectively "Discretionary Benefits") as consideration for the promises contained in this Agreement and only upon Employee's execution, delivery and non-revocation of this Agreement:

a.
Severance. The Company shall pay Employee twelve months of base salary for a total amount of $225,000.00 (“Severance Payment”), less all applicable local, state, and federal withholding taxes, at the Employee's current withholding rates.  The Severance Payment will be paid as follows:  (i) a lump sum payment of $112,500 on the date that is six months and one day following the Effective Date and (ii) thereafter, an aggregate of $112,500 paid every two weeks in equal installments payable on each of the Company's regularly scheduled paydays during the succeeding six months, commencing the first payday following the date that is six months after the Effective Date.  If there is an outstanding amount due and owing on Employee’s corporate credit card account, the Company has the right to deduct from the Severance Payment any amount that constitutes personal expenditures.  Employee has seven days to present the Company a final expense report.  The Company will promptly reimburse Employee for all reasonable business expenses on such report.

b.
Bonus. Employee acknowledges that he is due no bonus for the fiscal year ending December 31, 2011, that he has earned no bonus for such fiscal year, that no bonus has vested nor would one be determinable for 2011. Employee acknowledges that the Company's compensation committee has yet to determine, in its sole discretion, whether bonuses will be paid for the fiscal year ended December 31, 2010; therefore, any such bonus for the fiscal year ended December 31, 2010 has likewise not vested has not been earned and is not determinable; however, if the Company's compensation committee does in its sole discretion decide to pay a 2010 bonus to the Company's Chief Executive Officer Roger A. Parker for the fiscal year ended December 31, 2010, then Employee shall receive an amount equal to Mr. Parker's at the same time.

c.
Stock Grants.   Employee owns 135,000 shares of stock in the Company. Had Employee continued to be employed, he might have become eligible to receive additional stock, in the amount of 1,925,000 shares, in installments commencing May 1, 2011. Because Employee has voluntarily resigned before then, he acknowledges the stock has not been earned and is not vested or determinable. However, as an additional component of the Discretionary Benefits, the Company and Employee agree that Company will grant additional shares of common stock to vest according to the following vesting schedule, subject to the terms and conditions set forth in this Agreement:

481,250 shares will vest on July 15, 2011,

481,250 shares will vest on October 15, 2011,

481,250 shares will vest on January 15, 2012, and,

The final 481,250 shares will vest on April 1, 2012.

Employee acknowledges that he has earned no other stock grants or options, nor are any vested or determinable. The Company may, with mutual consent of the Employee, accelerate the vesting of some or all of the shares sooner than the foregoing dates if, in the Company's sole discretion, it approves a block sale of Employee's stock.  The Company will include Employee’s shares on the registration statement currently on review at the Securities and Exchange Commission (the “SEC”).  Employee agrees that, in the event the SEC requires that the number of shares on such registration statement be reduced, Employee’s shares will be reduced pro rata with shares owned by management and directors of the Company.  To the extent of any such pro rata reduction, Employee’s remaining shares will be included pro rata with shares owned by management and directors on a future registration statement.

d.
Welfare. The Executive shall be provided by separate notice information explaining his rights to continue health insurance coverage under COBRA. The Executive shall be solely responsible for deciding, in his own discretion, whether to exercise and, if exercised, whether to continue to exercise COBRA rights. If Executive does, then for each month that Executive makes a COBRA payment, the Company shall, for a period of one year following the Separation Date, reimburse him for each such payment.

e.
Employee acknowledges that provision of these Discretionary Benefits is not required by the Company’s past or existing policies and practices and that Employee is not otherwise entitled by virtue of Employee's employment with or separation of employment from the Company to receive the Discretionary Benefits. These Discretionary Benefits are provided as consideration for the terms and conditions of this Agreement, not in exchange for his services prior to the Separation Date.

4. Acknowledgment of Paid Wages.  The Employee acknowledges that on the first pay period following the Separation Date, the Company will pay the Employee his final paycheck, which will include any accrued and unused vacation through the Separation Date less all applicable deductions and withholdings at Employee's previous rates. Employee acknowledges that after that final paycheck, he will not be due, owed, nor entitled to any other wages, salary, reimbursement, accrued or unused vacation time or benefits other than as set forth in this Agreement.  Employee acknowledges that he has no accrued or unused vacation time.  The Company and Employee agree that Employee has no rights to any overriding royalty interests other than in oil and gas leaseholds assigned to Employee and acquired by the Company prior to June 15, 2010.

5. Release and Waiver by Employee.  The Employee forever settles, releases, waives, and acquits the Company, and its predecessors, assigns, purchasers, subsidiaries, affiliates, past and present, as well as the employees, officers, directors, shareholders, agents, representatives and attorneys of each, past and present (collectively the "Released Entities") of each and every claim, whether known or unknown,  which exists as of the date of Employee’s signature on this Agreement,  or which may hereafter arise against the Released Entities, arising out of or relating to Employee's employment with the Company, separation from employment, or any potential claim against any of the Released Entities, other than the breach or alleged breach of this Agreement or Employee’s rights, if any, to indemnification, and/or defense under the Company’s certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of his employment with the Company. This release specifically includes, without limitation, claims for the following:

a.
Alleged violation of the following laws: The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended; The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act (ADA), including the ADA Amendments Act, effective January 1, 2009; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Lily Ledbetter Fair Pay Act of 2009; the Employee Retirement and Income Security Act of 1974, as amended; The Occupational Safety and Health Act, as amended; Family Medical and Leave Act claims based upon past conduct; Genetic Information Nondiscrimination Act of 2008 (Pub. L. 110-233, 122 Stat. 881 (2008)); Immigration Reform and Control Act of 1986 (8 U.S.C. §§ 1101, et seq.) as amended; Labor Management Relations Act, including Section 301 of the LMRA; the National Labor Relations Act; the Colorado Anti-Discrimination Act C.R.S. § 24-34-101 et seq.; Colorado Labor Relations claims, C.R.S. §§ 8-2-101 et seq., and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, ancestry, national origin, sex, gender, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation;

b.
Any and all common law claims such as wrongful discharge, breach of contract, promissory estoppel, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, invasion of privacy, and retaliation; and

c.
Any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, benefits, paid time off, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies.

d.
Employee acknowledges that nothing in this paragraph prevents Employee from filing a charge of discrimination with a federal or state agency, but Employee expressly agrees not to file any claim or lawsuit based upon or related to such charge of discrimination and expressly waives, releases and forgoes any damages, benefits, remedies, including reinstatement, costs, and attorneys fees to which Employee may otherwise be entitled under any claim, demand or lawsuit, including those initiated by a third party or federal or state agency. In addition to the releases stated in this paragraph, Employee expressly covenants that s/he will not take or accept any money, benefit or other relief from a settlement, finding of cause, conciliation or lawsuit obtained against the Company based upon a charge of discrimination or other agency complaint filed by Employee or any third party, including current or former Company employees, or based upon a proceeding or lawsuit filed by an agency.   Employee also agrees and affirms that as of the date of Employee’s signature on this Agreement, he has not filed any charge of discrimination, claim, demand or lawsuit against any of the Released Entities.

6. Release and Waiver by Company.  The Company forever settles, releases, waives, and acquits the Employee of each and every claim which exists as of the date of Employee’s signature on this Agreement.

7. No Revival.  The Parties understand and agree that any breach by either Party of the representations, guarantees or other obligations set forth in this Agreement shall not operate to revive any of the alleged claims or disputed issues with respect to Employee’s employment with or separation from the Company; rather, the sole remedy for such breach shall be an action for breach of this Agreement.

8. Confidentiality.  Employee agrees that neither Employee nor Employee's representatives, agents and immediate family members will reveal any confidential or highly sensitive information relating to Employee's employment with or separation from the Company, Company operations or any confidential or proprietary matters entrusted to Employee as an employee of the Company, including without limitation, the terms and conditions of this Agreement, except that Employee may disclose the terms and conditions of this Agreement to Employee's immediate family members, attorneys, accountants, tax consultants, state and federal tax authorities, or as may otherwise be required by law.

9. Non-disparagement.  The Employee shall not disparage, orally or in writing, the Company, its officers, directors, representatives, employees, policies, operations, or any of the Released Entities. Likewise, the Company's executive team, investor relations consultant and directors shall not disparage, orally or in writing, the Employee.  In the event either Party receives a subpoena to testify or otherwise provide information about topics related to the other Party, the receiving Party shall immediately notify the other Party.

10. No Admission of Liability.  By entering into this Agreement, none of the Parties admits liability of any kind or nature whatsoever to any other Party, such liability being expressly denied.

11. Return of Corporate Property.  Employee hereby covenants and agrees that Employee shall promptly return all documents, keys, credit cards, data devices, computer equipment, phones, Company products, keycards, account information, and all other items which are the property of the Company and/or contains confidential information; and, in the case of documents, to return any and all materials of any kind and in whatever medium, including, without limitation, all manuals, handbooks, hard disk drive and diskette data, microfiche, photographs, geological or other resource information, accounting or financial information, emails or other Company communications, and any other Company information that Employee has obtained during the course of Employee's employment with the Company. Employee represents and warrants that he has done so and, further, that he has taken affirmative steps to inspect and cleanse his personal computer(s) and phone(s) of the same. Employee further agrees that he will allow the Company's designee to inspect his personal computers and phone(s) and cleanse them of the same if any still remains; Employee releases the Company and its designee of any liability for any harm or damage that might be caused in that process and acknowledges it may be necessary for him to reset his systems to their original factory settings to ensure that such information has been cleansed of his systems; therefore, before then, Employee shall take such steps as he believes necessary to back-up his personal photographs, music, or other information from such systems, but will allow the Company's designee to inspect such back-ups to confirm they do not contain any of the Company's information either.

12. Resignation Letter.  Employee agrees to sign the general resignation letter attached as Exhibit A to this Agreement. Employee forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that Employee presently has or might in the future have with the Released Entities or their assigns.  Employee agrees that he will not apply for employment with the Released Entities or any of their assigns in the future and that if he does apply, his employment application need not be considered and he has no right of recovery for a refusal to be hired.  If Employee is hired by one of the Released Entities, Employee's employment may be terminated, and he has no right to recover for any claims that may arise from that termination. Employee and Company agree that Employee's employment agreement dated as of December 20, 2010 is hereby terminated.

13. Non-Competition; Non-Solicitation.

(a)           Employee will not, within a 10-mile radius of any land owned, leased or operated by the Company (the “Competitive Area”), at any time during the period ending on the date two years after the date of this Agreement without the prior written consent of the Company, directly or indirectly, whether for his own account or as a shareholder, partner, joint venturer, employee, consultant, investor, lender, advisor, and/or agent, of any person or business entity:

(1)           Engage in activities or businesses that are substantially in competition with what the Company has engaged in or developed a plan (known to Employee) to pursue as of the date of this Agreement (“Competitive Activities”), including, without limitation (i) engaging in a business which involves the acquisition or development of oil or gas fields in the Competitive Area; (ii) soliciting any customer or prospective customer of the Company to purchase, use or engage in Competitive Activities in the Competitive Area, as applicable, from anyone other than the Company, as applicable; and (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clauses (i), (ii) or (iii) of this Subsection (1).  Notwithstanding the foregoing, Employee may engage in activities involving the sale of oil to Shell or Plains Resources; or

(2)           Establish any new business that engages in Competitive Activities.

(b)           Employee will not at any time during the period ending on the date one year after the date of this Agreement without the prior written consent of the Company, directly or indirectly, whether for his own account or as a shareholder, partner, joint venturer, employee, consultant, investor, lender, advisor, and/or agent, of any person or business entity, solicit, recruit or hire any employees of the Company or persons who have worked for the Company, or solicit or encourage any employee of the Company to leave the employment of the Company, as applicable.

(c) Notwithstanding, the foregoing covenants will not be deemed breached by Employee as a result of the ownership by Employee of less than an aggregate of 1% of any class of stock of a corporation engaged, directly or indirectly, in Competitive Activities; provided that such stock is listed on a national securities exchange or is quoted on the NASDAQ National Market System.

(d) Employee acknowledges that, in his former capacities at the Company, he was an executive employee, with a significant ownership interest in, and access to the confidential and trade secret information of the Company; therefore, Employee agrees, the foregoing covenants are reasonable and necessary to protect the business, trade secrets, and the goodwill of the Company.  In the event any such time limitation or the geographic scope of the foregoing covenants is deemed to be unreasonable by any court of competent jurisdiction, the limitation will be deemed reduced to such period or area that such court deems reasonable.

14. Remedy.  In the event of any breach of this Agreement by Employee, Employee shall immediately forfeit any remaining Severance Payment as well as any yet unvested shares under Section 2(c). Employee further acknowledges that in the event of any such breach, the Company will not have an adequate remedy at law. Accordingly, the Company will be entitled to such equitable and injunctive relief, without bond, as may be available to restrain him and any other person or business entity involved in such breach or threatened breach from further violations of this Agreement. Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach, including the recovery of damages.

15. Indemnification.  The Company agrees to provide the Employee with the indemnification rights (and rights to advancement of expenses, if any) currently provided by the Company as described in the Company’s certificate of incorporation and bylaws, to its directors and officers.  Notwithstanding any future amendments to the Company’s certificate of incorporation or bylaws, the Company hereby agrees to continue to provide the Employee with such indemnification rights so long as he is exposed to any potential liability by reason of his services as an officer and director of the Company.  The rights granted to the Employee by the Company in this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which he may be entitled under applicable law, the Company’s certificate of incorporation, or otherwise.

16. Tax Compliance; Section 409A.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold pursuant to applicable law.  Notwithstanding any other provision herein: (i) the parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, and, with the prior written consent of the Employee, the Company may adopt such amendments to the Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to exempt any payment hereunder from Section 409A and/or preserve the intended tax treatment of any payment provided hereunder, or comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A; provided that, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A; (ii) for all purposes of this Agreement, references herein to “termination” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A; (iii) for purposes of Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; (iv) in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset unless otherwise permitted by Section 409A; (v) to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (vi) payments made in accordance with the Company’s customary payroll practices shall be made within 30 days of each payroll date pursuant to the payroll schedule in effect on the Effective Date of this Agreement.

17. Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

18. Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company, each of the Party’s respective successors and assigns, and the Released Entities.

19. Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

20. Governing Law.  This Agreement shall be governed by the internal laws of the State of Colorado, without reference to principles of conflicts of laws.

21. No Interpretation Against Drafter.  The Parties also acknowledge that this Agreement has been the subject of negotiations and discussions between the Parties.  This Agreement will be construed to have been drafted by all the Parties, so that any rule of construing ambiguities against the drafter will have no force or effect with respect to this Agreement.

22. Attorney Fees.  Each party to this Agreement shall be fully responsible for his or its own costs and attorney’s fees associated with the negotiation and preparation of this Agreement.  In the event either Party brings a legal action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorney fees, costs and expenses.

23. Entire Agreement and Continuing Obligations.  This Agreement embodies the sole and entire agreement of the Parties with respect to its subject matter.  Except as noted in this paragraph, no other letter, verbal statement, agreement, promise, undertaking, understanding, or arrangement, made prior to or contemporaneously with the execution of this Agreement is binding on any of the Parties, unless expressly set forth herein.

24. Acknowledgment Under the ADEA.  The Parties acknowledge that this is an important legal document.  Employee is advised to consult with an attorney before signing this Agreement.  Employee is also advised that Employee has 21 days after receiving this Agreement to consider it.  If Employee chooses to agree to the terms of this Agreement, Employee must sign and return the Agreement to the Company's Chief Executive Officer Roger A. Parker, at the address below within 21 days of Employee's receipt of this Agreement.  If Employee signs the Agreement, Employee will then have the right to revoke this Agreement by delivering written revocation to the Company's Chief Executive Officer Roger A. Parker, but such notice must be received by Mr. Parker within seven days after the date Employee signed the Agreement.  The signed Agreement and/or any notice of revocation must be delivered by an overnight delivery service or by certified mail, return receipt requested, to:

Roger A. Parker
Chief Executive Officer
Recovery Energy, Inc.
1515 Wynkoop, Suite 200
Denver, CO  80220

(Remainder of page intentionally left blank)

If this Agreement is not signed and delivered to Roger A. Parker within the 21-day period, or if it is revoked within the 7-day period, neither Employee nor Company will have any rights or obligations under this Agreement.  This Agreement is binding upon and shall inure to the benefit of Company, Employee and the Released Entities.  By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed or had an opportunity to discuss it voluntarily with their respective attorneys, and that they enter into it knowingly and voluntarily.

WHEREFORE, Employee and Company voluntarily enter into this Agreement by affixing their signatures on the date(s) set forth below.

Executed this 12th day of April, 2011 by:	Executed this 12th day of April, 2011 by:

/s/ Jeffrey A. Beunier	/s/ Roger A. Parker
Jeffrey A. Beunier	Roger A. Parker, Chief Executive Officer
Recovery Energy, Inc.

Exhibit A

To Whom It May Concern:

I, Jeffrey A. Beunier, effective as of April 11, 2011, voluntarily resign all employment with and as President, Chief Financial Officer, as well as a member of the board of directors of Recovery Energy, Inc.

                                                        ____________________________________
                                                            Jeffrey A. Beunier

Date: _____________________